Exhibit 8.2

[LETTERHEAD OF MCCARTHY TETRAULT LLP]

March 3, 2009

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

Dear Sirs/Mesdames:

Re: Form S-3

We participated in the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the shares of the common stock of Duke Energy Corporation issuable upon exchange or redemption of the exchangeable shares of Spectra Energy Canada Exchangeco Inc., including the discussion set forth in the Registration Statement under the heading “Canadian Federal Income Tax Considerations”. The discussion and the legal conclusions with respect to Canadian federal tax matters set forth therein reflect our opinion, and we believe they are accurate and complete in all material respects.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as part of the Registration Statement.

Yours very truly,

McCarthy Tétrault LLP

TJ Kang

TK/jn